Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDMENT (the “Amendment”), is made effective as of April 28, 2009, between J. Alexander's Corporation, a Tennessee corporation (the “Company”), and Computershare Trust Company, N.A., as successor Rights Agent to SunTrust Bank, Atlanta (the “Rights Agent”).

W I T N E S S E T H:

WHEREAS, on May 16, 1989, the Company entered into that certain Rights Agreement between the Company and the Rights Agent (as heretofore amended, the “Rights Agreement”);

WHEREAS, the Board of Directors of the Company declared a distribution of one Right for each outstanding share of Common Stock issued (including shares distributed from Treasury) by the Company thereafter as well as each share of Common Stock issued by the Company prior to the Distribution Date (as defined in Section 3(a) of the Rights Agreement);

WHEREAS, the Rights Agreement was previously amended by the Amendments to Rights Agreement effective February 22, 1999, the Amendment to Rights Agreement effective March 22, 1999, the Amendment to Rights Agreement effective May 6, 1999 and the Amendment to Rights Agreement effective May 14, 2004;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and its shareholders to further amend the Rights Agreement as set forth in this Amendment;

WHEREAS, pursuant to Section 26, the Company and the Rights Agent, at the direction of the Company's Board of Directors, may supplement or amend the Rights Agreement;

WHEREAS, terms used in this Amendment that are defined in the Rights Agreement are used with the meanings ascribed to them in the Rights Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Amendment.  Effective as of the date of this Amendment, the Rights Agreement shall be amended as follows:

(a)           Section 1(a), as amended, defining “Acquiring Person” shall, as of the effective date of this Amendment, be amended and restated so that henceforth it shall read in its entirety as follows:

“Acquiring Person” shall mean (i) any Person which shall be the Beneficial Owner of 20% or more of the shares of Company Common Stock then outstanding, or (ii) any Market Accumulator, but shall not include the Company, any subsidiary of the company, any shareholder of the Company who as of the date of this Agreement is the Beneficial Owner of 20% or more of the shares of Company Common Stock, or any employee benefit plan maintained by the

Company or any of its Subsidiaries or any trustee or fiduciary with respect to such plan acting in such capacity. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Company Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the Company Common Stock then outstanding; provided, however, that if a Person becomes the Beneficial Owner of 20% or more of the Company Common Stock then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Company Common Stock, then such Person shall be deemed to be an “Acquiring Person”.

(b)           Section 1(d) is amended to delete the term “Nashville” and replace it with “the Commonwealth of Massachusetts”.

(c)           Section 1(e) is amended to delete both references to the term “Nashville” and replace each with “Eastern”.

(d)           Section 2 is amended to delete the second sentence in its entirety and replace it with the following new language:

“The Company may from time to time appoint such Co-Rights Agents as it may deem necessary or desirable, upon ten (10) days’ prior written notice to the Rights Agent.  The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such Co-Rights Agent.”

(e)           Section 5(a) is amended to insert the term “or facsimile” after the term “manual” in the fourth sentence thereof.

(f)           Section 7(a), as amended, which sets out the definition of “Final Expiration Date,” is amended to delete the phrase “May 16, 2009” and to substitute therefor the phrase “May 31, 2012.”

(g)           Section 21 is amended as follows:

(i)           to delete the phrase “, and to the holders of Certificates by first-class mail” in the first sentence thereof; and

(ii)          to insert the following new sentence after the first sentence thereof:

“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice.”

(h)           Section 25 is amended as follows:

(i)           to delete the Company notice information and replace it with the following:

J. Alexander’s Corporation
3401 West End Avenue, Suite 260
Nashville, TN 37203
Attention: R. Gregory Lewis, Secretary

(ii)           to delete the Rights Agent notice information and replace it with the following:

Computershare Trust Company, N.A.
250 Royall Street
Canton, Massachusetts  02021
Attention: Client Services

(iii)           to insert the following new language into the first sentence thereof after the term “delivered”: “by overnight delivery service or first-class mail, postage prepaid”.

(iv)           to delete the following language in the first sentence thereof: “(including by telex, telegram or cable)”.

(i)           Section 26 is amended to insert the following language at the end of the fourth sentence thereof, “provided that such supplement or amendment does not adversely affect the rights, duties or obligations of the Rights Agent under this Agreement”

(j)           Section 31 is amended to insert the following language at the end of the first sentence thereof, “, except that the rights, duties and obligations of the Rights Agent shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts applicable to contracts executed in and to be performed entirely in such State.”

(k)           The Rights Agreement is amended to insert the following new Section 34 at the end thereof:

“Section 34.  Force Majeure.  Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

2. Effective Date.  The Amendment shall become effective as of the date hereof and shall not under any circumstances have retroactive effect.

3. Rights Agreement.  Except as set forth in Section 1 above, the Rights Agreement shall remain in full force and effect.

4. Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers or agents all as of the date first above written.

J. ALEXANDER'S CORPORATION
By:             /s/ Lonnie J. Stout II
Name:              Lonnie J. Stout II
Title:                Chairman, President and CEO

COMPUTERSHARE TRUST COMPANY, N.A.
By:             /s/ Dennis V. Moccia
Name:              Dennis V. Moccia
Title:                Managing Director